EXHIBIT (99)(a)

NEWS RELEASE

January 30, 2012
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FOURTH QUARTER EARNINGS RESULTS AND SPECIAL DIVIDEND

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported net income of $1.8 million for the three months ended December 31, 2011, resulting in $0.32 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to a net loss of $439,000 or $0.08 basic and diluted net loss per share, for the same period one year ago.  After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the three months ended December 31, 2011, were $1.4 million or $0.26 basic and diluted net earnings per common share as compared to a $787,000 net loss available to common shareholders or $0.14 basic and diluted net loss per common share, for the same period one year ago.  Tony W. Wolfe, President and Chief Executive Officer, attributed the increase in fourth quarter earnings to a decrease in the provision for loan losses and an increase in non-interest income, which were partially offset by an increase in non-interest expense.

Year-to-date net earnings as of December 31, 2011 were $5.2 million, or $0.93 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to $1.8 million, or $0.33 basic and diluted net earnings per share, for the same period one year ago.  After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the year ended December 31, 2011 were $3.8 million or $0.68 basic and diluted net earnings per common share as compared to $447,000, or $0.08 basic and diluted net earnings per common share, for the same period one year ago.  The increase in year-to-date earnings is primarily attributable to aggregate increases in net interest income and non-interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense, as discussed below.

As a result of the increase in annual earnings, the Board of Directors of the Company authorized a $0.05 per share special cash dividend.  This cash dividend will be distributed on February 17, 2012 to shareholders of record on February 6, 2012.

Net interest income was $8.6 million for the three months ended December 31, 2011 and December 31, 2010.  Net interest income after the provision for loan losses increased to $5.6 million during the fourth quarter of 2011, compared to $2.3 million for the same period one year ago.  The provision for loan losses for the three months ended December 31, 2011, was $2.9 million as compared to $6.2 million for the same period one year ago.  The decrease in the provision for loan losses is primarily attributable to a $18.3 million reduction in non-accrual loans from December 31, 2010 to December 31, 2011 and a $5.8 million decrease in net charge-offs during fourth quarter 2011 compared to fourth quarter 2010.

Non-interest income increased 5% to $4.5 million for the three months ended December 31, 2011, as compared to $4.3 million for the same period last year.  This increase is primarily attributable to a $402,000 increase in the gains on sale of securities.

Non-interest expense increased 1% to $7.6 million for the three months ended December 31, 2011, as compared to $7.5 million for the same period last year.  This increase is primarily due a $277,000 increase in salaries and benefits expense, which was partially offset by a $141,000 decrease in occupancy expense.

Year-to-date net interest income as of December 31, 2011 increased 3% to $34.3 million compared to $33.3 million for the same period one year ago.   This increase is primarily attributable to a reduction in interest expense due to a decrease in the cost of funds for deposits.   Net interest income after the provision for loan losses increased 28% to $21.7 million for the year ended December 31, 2011, compared to $16.9 million for the same period one year ago.  The provision for loan losses for the year ended December 31, 2011 was $12.6 million as compared to $16.4 million for the same period one year ago.  The decrease in the provision for loan losses is primarily attributable to a $18.3 million reduction in non-accrual loans from December 31, 2010 to December 31, 2011 and a $4.8 million decrease in net charge-offs during the year ended December 31, 2011 compared to the same period last year.

Non-interest income increased 5% to $14.5 million for the year ended December 31, 2011, as compared to $13.9 million for the same period one year ago.  This increase is primarily attributable to a $1.2 million increase in gains on the sale of securities, which was partially offset by a $625,000 reduction in service charges and fees.

Non-interest expense increased 2% to $29.6 million for the year ended December 31, 2011, as compared to $28.9 million for the same period last year.  This increase is primarily due a $642,000 increase in salaries and benefits expense, which was partially offset by a $97,000 decrease in occupancy expense.

Total assets amounted to $1.1 billion as of December 31, 2011 and December 31, 2010.  Available for sale securities increased 18% to $321.4 million as of December 31, 2011, compared to $272.4 million as of December 31, 2010.  This increase reflects the investment of funds received from the decrease in loans.  Total loans amounted to $670.5 million as of December 31, 2011, compared to $726.2 million as of December 31, 2010.  The decrease is primarily due to the anticipated reduction in existing loans as the Bank continues to work through problem loans and the continuing decline in loan originations.

Non-performing assets decreased 32% to $32.1 million or 3.01% of total assets at December 31, 2011, compared to $46.9 million or 4.40% of total assets at December 31, 2010 primarily due to a decrease in non-accrual loans.  Non-performing loans include $13.2 million in AD&C loans, $10.7 million in commercial and residential mortgage loans and $554,000 in other loans at December 31, 2011, as compared to $23.1 million in AD&C loans, $16.2 million in commercial and residential mortgage loans and $1.0 million in other loans as of December 31, 2010.  The allowance for loan losses at December 31, 2011, amounted to $16.6 million or 2.48% of total loans compared to $15.5 million or 2.13% of total loans at December 31, 2010.  According to Mr. Wolfe, management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits amounted to $827.1 million as of December 31, 2011, compared to $838.7 million at December 31, 2010.  Core deposits, which include non-interest bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $100,000, increased $40.3 million or 7% to $633.0 million at December 31, 2011, as compared to $592.7 million at December 31, 2010.  Certificates of deposit in amounts greater than $100,000 or more totaled $193.0 million at December 31, 2011, as compared to $241.4 million at December 31, 2010.  This decrease is primarily due to a $24.5 million decrease in certificates of deposit issued through the Certificate of Deposit Account Registry Service (CDARS) and a $12.7 million decrease in brokered certificates of deposit as of December 31, 2011, compared to December 31, 2010.

Securities sold under agreement to repurchase amounted to $39.6 million at December 31, 2011, as compared to $34.1 million at December 31, 2010.

Shareholders’ equity was $103.0 million, or 9.66% of total assets, at December 31, 2011, as compared to $96.9 million, or 9.07% of total assets, at December 31, 2010.

Peoples Bank operates 22 offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Union, Iredell and Wake Counties.  The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2010.

CONSOLIDATED BALANCE SHEETS
December 31, 2011 and December 31, 2010
(Dollars in thousands)

	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS:
Cash and due from banks	$28,467	$22,521
Interest bearing deposits	769	1,456
Cash and cash equivalents	29,236	23,977

Certificates of deposits	-	735

Investment securities available for sale	321,388	272,449
Other investments	5,712	5,761
Total securities	327,100	278,210

Mortgage loans held for sale	5,146	3,814

Loans	670,497	726,160
Less: Allowance for loan losses	(16,604)	(15,493)
Net loans	653,893	710,667

Premises and equipment, net	16,896	17,334
Cash surrender value of life insurance	12,835	7,539
Accrued interest receivable and other assets	21,957	25,376
Total assets	$1,067,063	$1,067,652

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing demand	$136,878	$114,792
NOW, MMDA & Savings	366,133	332,511
Time, $100,000 or more	193,045	241,366
Other time	131,055	150,043
Total deposits	827,111	838,712

Demand notes payable to U.S. Treasury	-	1,600
Securities sold under agreement to repurchase	39,600	34,094
FHLB borrowings	70,000	70,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	6,706	5,769
Total liabilities	964,036	970,794

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2011 and 2010	24,758	24,617
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,544,160 shares in 2011 and 5,541,413 in 2010	48,298	48,281
Retained earnings	26,895	23,573
Accumulated other comprehensive income	3,076	387
Total shareholders' equity	103,027	96,858

Total liabilities and shareholders' equity	$1,067,063	$1,067,652

CONSOLIDATED STATEMENTS OF INCOME
For the three months and years ended December 31, 2011 and 2010
(Dollars in thousands, except per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
INTEREST INCOME:
Interest and fees on loans	$8,712	$10,031	$36,407	$40,267
Interest on investment securities:
U.S. Government sponsored enterprises	1,416	1,068	5,414	5,035
States and political subdivisions	793	725	3,180	2,173
Other	68	51	258	205
Total interest income	10,989	11,875	45,259	47,680

INTEREST EXPENSE:
NOW, MMDA & savings deposits	428	829	2,263	3,472
Time deposits	1,134	1,527	5,035	6,786
FHLB borrowings	698	780	2,956	3,285
Junior subordinated debentures	106	101	407	411
Other	54	88	285	394
Total interest expense	2,420	3,325	10,946	14,348

NET INTEREST INCOME	8,569	8,550	34,313	33,332
PROVISION FOR LOAN LOSSES	2,936	6,221	12,632	16,438
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,633	2,329	21,681	16,894

NON-INTEREST INCOME:
Service charges	1,261	1,433	5,106	5,626
Other service charges and fees	488	511	2,090	2,195
Gain on sale of securities	1,767	1,365	4,262	3,057
Mortgage banking income	226	160	757	532
Insurance and brokerage commission	120	114	471	390
Miscellaneous	620	704	1,827	2,084
Total non-interest income	4,482	4,287	14,513	13,884

NON-INTEREST EXPENSES:
Salaries and employee benefits	3,937	3,660	14,766	14,124
Occupancy	1,309	1,450	5,339	5,436
Other	2,384	2,410	9,467	9,388
Total non-interest expense	7,630	7,520	29,572	28,948

EARNINGS (LOSS) BEFORE INCOME TAXES	2,485	(904)	6,622	1,830
INCOME TAXES	708	(465)	1,463	(11)

NET EARNINGS (LOSS)	1,777	(439)	5,159	1,841

Dividends and accretion on preferred stock	348	348	1,393	1,394

NET EARNINGS (LOSS) AVAILABLE TO
COMMON SHAREHOLDERS	$1,429	$(787)	$3,766	$447

PER COMMON SHARE AMOUNTS
Basic net earnings	$0.26	$(0.14)	$0.68	$0.08
Diluted net earnings	$0.26	$(0.14)	$0.68	$0.08
Cash dividends	$0.02	$0.02	$0.08	$0.08
Book value	$14.06	$12.96	$14.06	$12.96

FINANCIAL HIGHLIGHTS
For the three months and years ended December 31, 2011 and 2010
(Dollars in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$312,699	$242,793	$295,413	$219,797
Loans	677,539	740,249	697,527	757,532
Earning assets	1,022,341	1,016,888	1,015,451	999,054
Assets	1,084,473	1,088,333	1,074,248	1,078,140
Deposits	838,566	854,745	835,549	840,343
Shareholders' equity	103,169	100,187	102,568	101,529

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.48%	3.49%	3.55%	3.46%
Return of average assets	0.65%	-0.16%	0.48%	0.17%
Return on average shareholders' equity	6.83%	-1.71%	5.03%	1.81%
Shareholders' equity to total assets (period end)	9.66%	9.07%	9.66%	9.07%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$16,348	$17,718	$15,493	$15,413
Provision for loan losses	2,936	6,221	12,632	16,438
Charge-offs	(2,726)	(8,548)	(12,260)	(16,910)
Recoveries	46	102	739	552
Balance, end of period	$16,604	$15,493	$16,604	$15,493

ASSET QUALITY:
Non-accrual loans			$21,785	$40,062
90 days past due and still accruing			2,709	210
Other real estate owned			7,576	6,673
Total non-performing assets			$32,070	$46,945
Non-performing assets to total assets			3.01%	4.40%
Allowance for loan losses to non-performing assets			51.77%	33.00%
Allowance for loan losses to total loans			2.48%	2.13%

LOAN RISK GRADE ANALYSIS:	Percentage of Loans
	By Risk Grade*
	12/31/2011	12/31/2010
Risk Grade 1 (excellent quality)	3.12%	3.36%
Risk Grade 2 (high quality)	16.58%	16.60%
Risk Grade 3 (good quality)	49.30%	47.00%
Risk Grade 4 (management attention)	19.65%	21.36%
Risk Grade 5 (watch)	4.76%	2.84%
Risk Grade 6 (substandard)	6.21%	8.12%
Risk Grade 7 (low substandard)	0.00%	0.37%
Risk Grade 8 (doubtful)	0.00%	0.07%
Risk Grade 9 (loss)	0.00%	0.00%

At December 31, 2011, including non-accrual loans, there were eight relationships exceeding $1.0 million (which totaled $14.3 million) in the Watch risk grade, seven relationships exceeding $1.0 million in the Substandard risk grade (which totaled $17.8 million) and no relationships exceeding $1.0 million in the Low Substandard risk grade. There were two relationships with loans in the Watch risk grade and the Substandard risk grade exceeding $1.0 million total (which totaled $6.7 million).

(END)